STRICTLY PRIVATE AND CONFIDENTIAL

August 4, 2021

Indra Pamamull
[REDACTED]

Dear Indra Pamamull,

EMPLOYMENT – APPOINTMENT AS President of APAC OF CLIENT, Edge Systems LLC dba The HydraFacial Company

We, GoGlobal GEO Pte. Ltd. (Reg. No. 201834049C) (“Company”), are pleased to offer you the position of President of APAC on the following terms and conditions:
1.General

Subject to the terms of this offer letter, the Company, with intention and entrustment of Edge Systems LLC dba The HydraFacial Company (the “Client”) offers to employ the Employee for assignment to President of APAC for the Client. The Employee accepts such offer and agrees to be employed by the Company for dedicated assignment to the Client. Employee's rights, benefits and obligations as an employee, including but not limited to compensation and allowances, promotion, duties and responsibilities, reporting and the like will be implemented in accordance with the Client determinations.

2.Commencement Date

The term of the employment and this Agreement shall commence on August 10, 2021 and shall continue until this Agreement is terminated in accordance with this Agreement.

The Appointment is conditional on the satisfaction of the following conditions and, if it is begun before all or any of those conditions are satisfied, may be terminated without notice if they are not satisfied within such reasonable time thereafter as the Company may at its discretion determine:

i.the Company obtaining references satisfactory to it;
i. you obtain the work visa/permit from the government (if required) and/or you produce upon request any documentation requested by the Company for the purpose of establishing your right to work in Singapore.

3.Scope of Work: Major Duties and Responsibilities
The main duties are set out in the job description annexed to this contract (Annex 1)

4.Hours of employment and Overtime
Your total monthly hours is 8 hours multiplied by the number of work days (Mondays to Fridays), and you will have flexibility to start and end time.

5.Place of employment
Your principal place of work shall be in Singapore and you will work out of your residence until further notice.

6.Remuneration and Allowance
Your annual basic salary shall be fixed at Singapore Dollars SGD 540,000 (which shall be deemed to accrue from day to day). The Company will bear the Employer related statutory payments, if any. You are expected to bear and cover the Employee related statutory payment and your own transport or car park.

The Monthly Salary shall be calculated from the first day to the last day of the month. If the Employee has worked for less than the full calendar month, the Monthly Salary shall be prorated based on the number of calendar days worked.

You will be eligible to enroll onto available Health Benefits Plan, for yourself, and if applicable, your spouse/dependents.

All out-of-pocket expenses incurred during the normal course of work shall be reimbursed to you but you acknowledge, understand and agree that only out-of-pocket expenses duly supported by receipts, bills, vouchers, etc, will be reimbursed.

All Benefits in Kind (BIK) allowances received by an Employee pursuant to this employment are taxable as per local regulation unless it is specifically mentioned to be exempted from tax by the local Taxation Law. The Employee shall be responsible for such taxes.

7.Probation
There is no probation period arrangement in this employment agreement.

8.Bonus
For each fiscal year of the Company during your employment with the Company (commencing with 2021), you will be eligible to participate in, and earn a cash performance bonus (“Annual Bonus”) under the HydraFacial Company Incentive Plan (the “Bonus Plan” – Annex 2). The target Annual Bonus will be up to 60% of your Basic Salary. The actual amount of any Annual Bonus will be determined based on the satisfaction of Client (measured by individual and/or other performance metrics established by the Board of Directors of the Parent Company or the Compensation Committee of the HydraFacial Company) and communicated to you by March 31 of the respective fiscal year. The Bonus Plan may be amended or changed by the Client from time to time. Any Annual Bonus that becomes payable will be paid at such time(s) as annual bonuses are generally paid to senior leaders of the Client, subject to your continued

employment with the Company through the applicable payment date. The Bonus Plan year runs from January through December, and any 2021 Bonus will be pro-rated based upon your start date.

9.Public Holiday and Annual Leave
i.You are entitled to Singapore Public Holidays in accordance with the Employment Act.
ii.You are entitled to the minimum annual leave to be calculated proportionately from the date of commencement as below;

Year of service	Days of leave
1st	10
2nd	10
3rd	10
4th	10
5th	11
6th	12
7th	13
8th and thereafter	14

iii.You are permitted to carry forward your accrued and unused annual leave entitlement into the next annual leave year. Such carried over accrued and unused annual leave entitlement must be used by 31 March of the next annual leave year, or such accrued and unused annual leave entitlement shall be forfeited. You shall not be entitled to receive payment in lieu of such accrued and unused annual leave (other than the year in which the employment terminates).

iv.If you leave the Company’s employment with accrued but unused annual leave for the annual leave year in which your employment terminates, you will, in addition to any other sums to which you may be entitled, be paid a sum for such accrued and unused annual leave, in accordance with applicable laws and regulations.

v.Leave applications should be submitted seven (7) days prior to commencement date of leave.

vi.In conjunction with the entitlement for annual leave, you will be entitled to Permissive Paid Time Off plan which allows you to take leave when you require it, subject to approval by the Company or your superior. Details of Permissive Paid Time Off will be communicated with you separately, by the Client.

vii.You shall notify the length and timing of annual paid leave in writing to superior well in advance.

viii.The Company or the superior may require you to change the timing of which you notify the superior due to reasonable business reasons.

10.Maternity or Paternity Leave
i.On the occasion of each birth of a child from your first legal marriage, you shall be entitled to sixteen (16) weeks of paid maternity leave or two (2) weeks of paid paternity leave, provided criteria as prescribed by the Ministry of Manpower have been met.
ii.You shall be required to produce documentary evidence to the satisfaction of the Group in support of the above to qualify for the benefit upon his return to work.

11.Childcare leave
i.You shall be entitled childcare leave until the you’re your child turns 7 years old in accordance with the Employment Act:
a.Up to 6 days per year for Singapore citizen children
b.Up to 2 days per year for non-Singapore citizen children
ii.The current year entitlement of childcare leave could not carry forward to next year.

12.Sick Leave, Hospitalisation Leave and Medical reimbursement
i.You shall be entitled outpatient sick leave, hospitalisation leave and medical reimbursement according to the provisions of Employment Act;

13.Statutory Benefits
i.You will be entitled benefits in accordance with the local Singapore laws and regulations as required by Singapore government.

14.Confidentiality
i.You are aware that in the course of your employment you will have access to and be entrusted with information in respect of our business as well as those that the Company invests in, financing and our transactions and affairs (and likewise in relation to our subsidiary and/or associate companies), all of which information is or may be confidential.
ii.You shall not (except in the proper course of your duties) during or after the period of your employment herein divulge to any person whatever or otherwise make use of any trade secret or any confidential information concerning our business or finances or any of our dealings, transactions or affairs or any trade secret or any such confidential information concerning any of our subsidiary and/or associate companies or any of our subsidiary and/or our associate companies’ suppliers agents distributors or customers.
iii.All notes and memoranda of any trade secrets or confidential information concerning our company and/or our subsidiary and/or associate companies or any of our subsidiary and/or our associate companies’, strategic / channel partners, associates, agents or customers / clients, which you may have acquired, received or made by you during the course of your employment with us shall be our property and you shall surrender the same to someone duly authorised by us at the termination of your employment or at our request at any time during the course of your employment.

15.Intellectual Property Right
All work performed by you, including all intellectual property rights, moral rights and other intangible rights in and to that work, will belong (i) to Client and (ii) that you will not disclose

Client Confidential information.

All work product will be owned by the Client.

You shall be further subject to the Client’s Proprietary Information and Inventions Assignment Agreement (Annex 3).

16.Termination, Resignation and Compensation
Either party may terminate your employment without cause under consideration by giving the other party a 6-month notice in writing. You understand, accept and agree that your appointment under this Employment Letter will be determined or terminated without notice if (a) you are guilty of any gross default or misconduct; (b) in breach of or fails to observe Company Policies or any of the stipulations contained herein, which is detrimental to our interest; (c) you are convicted criminally in any court of law; or (d) you commit moral turpitude.

As a senior leader, you will be designated as a “Tier Two” participant of The HydraFacial Company’s Executive Severance Plan (Annex 4). This entitles you to a severance payment under the terms of the Severance Plan in the event of a Qualifying Termination or a Change- in-Control Termination, as each is defined in the Severance Plan, in accordance with the terms of the Severance Plan, subject to the requirements, terms, and conditions set forth therein.

17.Non-solicitation
You will not for the period of one (1) year after ceasing to be employed by us (without our prior written consent), on your own behalf or on behalf of any person firm or company directly or indirectly:
i.seek to procure orders from or do business with any person, firm or company who has at any time during the one (1) year immediately preceding such cessation which has done business with us or our associate companies; or
ii.endeavour to entice away from us any person who has at any time during the one (1) year immediately preceding such cessation which has been employed or engaged by us or any of our associate companies. PROVIDED that nothing in this clause prohibits the seeking or procuring of orders or the doing of business not relating or not similar to the business.

18.Additional Terms
All other terms and conditions are as per the Company’s employment policy. The Company, however, reserves the right to review, amend, or alter the above terms and conditions.

19.Governing Agreement and Laws
This Agreement shall be governed by and enforced in accordance to the laws of Singapore.

This offer of employment is made subject to the correctness of the information supplied to us in the course of your application, whether or not you have since commenced work. The offer of employment will only be valid and effective upon the Company obtaining for you, an employment pass from the Singapore’s Ministry of Manpower.

Kindly signify your acceptance of the above terms and conditions by signing on the duplicate copy enclosed herewith.

/s/ Mung Suen

SUEN Mung Lam
Human Resources Director

GoGlobal GEO Pte. Ltd. (Reg. No. 201834049C) Dated: August 11, 2021

I, Indra Pamamull, Passport Number [REDACTED], hereby accept the appointment as President of APAC with your Company on the terms and conditions as aforementioned above.

/s/ Indra Pamamull

Indra Pamamull

Dated: August 11, 2021